FILED UNDER RULE 433

FILE NO. 333-137101

NO. 333-137101-05

SUNTRUST BANKS, INC./SUNTRUST CAPITAL IX

February 26, 2008

FINAL TERM SHEET

SunTrust Capital IX

$600,000,000 7.875% Trust Preferred Securities

(liquidation amount $25 per security)

fully and unconditionally guaranteed, as described in the prospectus, by

SunTrust Banks, Inc.

Issuer:	SunTrust Capital IX (the “Trust”), a Delaware statutory trust, the sole asset of which will be the 7.875% Junior Subordinated Notes (the “JSNs”) issued by SunTrust Banks, Inc. (“SunTrust”).

Guarantor:	SunTrust Banks, Inc.

Title of Security:	7.875% Trust Preferred Securities

Aggregate Liquidation Amount:	$600,000,000 (24,000,000 Trust Preferred Securities, which, together with the $10,000 of Trust common securities to be purchased by SunTrust, correspond to $600,010,000 initial principal amount of the JSNs).

Overallotment Option:	$90,000,000 (3,600,000 additional Trust Preferred Securities correspond to $90,000,000 amount of additional JSNs).

Distribution Dates:	7.875% per annum, paid quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning June 15, 2008.

Maturity Date:	March 15, 2068

Price to Public:	$25 per Trust Preferred Security

Expected Net Proceeds to SunTrust from the Offering:	$582,250,000.00 after underwriting commissions.

Trade Date:	February 26, 2008.

Settlement Date:	March 4, 2008 (T+5)

CUSIP:	867885 105

Expected Listing:	NYSE under the symbol “STI PrZ”

Expected Ratings:	A1 by Moody’s Investors Services, A- by Standard & Poor’s, A by Fitch. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Joint Book-Runners:	Morgan Stanley & Co. Incorporated, SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc. and UBS Securities LLC.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Sandler O’Neill & Partners, LP, Bear Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Lehman Brothers

Inc., Barclays Capital Inc., Charles Schwab & Co., Inc., Fidelity Capital Markets, HSBC Securities (USA) Inc., J.B. Hanauer & Co., Janney Montgomery Scott LLC, Oppenheimer & Co. Inc., Pershing LLC, Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated, Wells Fargo Securities, LLC, BB&T Capital Markets, Boenning & Scattergood, Inc., C. L. King & Associates, Inc., City Securities Corporation, Crews & Associates, Inc., D.A. Davidson & Co., Davenport & Company LLC, E* Trade Securities Inc., Ferris, Baker, Watts Inc., Fifth Third Securities, Inc., Fixed Income Securities, LP, H&R Block Financial Advisors, Inc., J.J.B. Hilliard, W.L. Lyons, Inc., Jeffries & Co., Keefe, Bruyette & Woods, Inc., KeyBanc Capital Markets, McGinn, Smith & Co. Inc., Mesirow Financial, Inc., Morgan Keegan & Company, Inc., NatCity Investments, Ins., Piper Jaffray & Co., Sanders Morris Harris Inc., Sterne, Agee & Leach, Inc., Stone & Youngberg LLC, Synovus Securities, Inc., TD Waterhouse Investor Services, Inc., Vining-Sparks IBG, Limited Partnership, Wedbush Morgan Securities Inc., William Blair & Company, L.L.C., Ziegler Capital Markets Group.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. Incorporated at 1-866-718-1649, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, Citigroup Global Markets Inc. at 1-877-858-5407, or UBS Securities LLC at 877-827-6444, ext. 561-3884.

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